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Exhibit 99.2

            Euronet signs several year-end contracts and announces a
                              contract termination

LEAWOOD, KANSAS, USA--Jan. 17, 2003--Euronet Worldwide, Inc. (Nasdaq: EEFT), a leading electronic payments provider, entered the new year with multiple ATM outsourcing agreements and software agreements, but also a contract termination.

Euronet announced two ATM outsourcing agreements with large financial institutions in Europe and in Africa. The names of the contracting companies under the agreements announced today remain undisclosed at their request but will be announced later this year.

The first outsourcing agreement is with a Western European independent ATM deployer (IAD), which plans to start rolling out ATMs in second quarter 2003. The IAD plans to implement 1,700 ATMs by the end of 2006. Traditional ATM transactions will be combined with value-added transactions that allow consumers to purchase prepaid mobile airtime and other items, such as cinema tickets, directly from the ATM.

The second agreement is with a South African-based company that plans to build a shared network in Uganda, offering ATM operating and card issuing services. Euronet will provide processing services out of its Budapest center together with the professional services for training and development, while the contracted company will handle all local services. This project will also integrate ATM processing services with the area's mobile operators, making available electronic payments for prepaid mobile airtime.

"These deals represent new areas of business for Euronet," said Michael J. Brown, Euronet chairman and CEO. "By partnering with currently existing local entities, we are able to expand into new markets quickly, leveraging our existing infrastructure and expertise without the usual market development costs, capital and SG&A expenditure associated with setting up a new country operation."

In other outsourcing news, Euronet regretfully announces the termination of an outsourcing contract with one of its customers. The contract was previously announced in September 2002 and covered provision of outsourcing services for 230 ATMs, with a then unnamed global financial institution. The financial institution has ultimately been unable to proceed with the contract due to certain conflicting business considerations, and has confirmed that this termination does not reflect or relate at all to the performance of Euronet. The bank and Euronet have agreed to amicable terms for termination, including a substantial severance payment that will compensate Euronet for work performed during pre-implementation.

Euronet had previously announced that incremental revenues from new contracts signed for the year 2003 would be approximately $5.8 million. The two new outsourcing contracts, coupled with the severance payment and the recently announced network participation agreement with HVB in Poland, will nearly offset the negative effects of this contract termination in 2003.

"Although we are disappointed that this contract did not come to fruition, our pipeline is solid and producing," said Brown. "We anticipate continuing signing new business agreements in 2003 at a healthy pace. Any new agreements signed and implemented in 2003 will, of course, improve the Company's results in 2003."

In the software segment, in fourth quarter 2002, Euronet signed significant license and service agreements totaling over $4 million in Europe, the Middle East, and Asia for its Integrated Transaction Management (ITM), ATM Management, Integrated Credit Card System and Internet Banking products. The largest deals were with Turkish, Australian and Hungarian banks. The Company also reported continued strong sales in Triple DES, software upgrades and customer services throughout Europe, the Middle East, Africa, Asia, Latin America and the U.S.

About Euronet Worldwide

Euronet Worldwide is an industry leader in providing secure electronic financial transaction solutions. The company offers financial payment middleware, financial network gateways, outsourcing and consulting services to financial institutions and mobile operators. These solutions enable their customers to access personal financial information and perform secure financial transactions -- any time, any place. The company has processing centers located in the United States, Europe and Asia, and owns and operates the largest independent ATM network in Europe. With corporate headquarters in Leawood, Kansas, USA, and


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European headquarters in Budapest, Hungary, Euronet serves more than 200 clients in 60 countries. Visit our web site at www.euronetworldwide.com.

Any statements contained in this news release, which concern the Company's or management's intentions, expectations, or are predictions of future performance,, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: technological developments affecting the market for the Company's products and services; foreign exchange fluctuations; and changes in laws and regulations affecting the Company's business. These risks and other risks are described in the Company's periodic filings with the Securities and Exchange Commission, including but not limited to Euronet's Form 10-Q for the period ended September 30, 2002 and its Form 10-K for the year ended Dec. 31, 2001. Copies of these filings may be obtained by contacting the Company or the SEC.

                                      # # #

Contacts:

Name: Misti Keys at Euronet Worldwide, Inc.
Telephone: 913-327-4257
Email: mkeys@euronetworldwide.com

Name: IR Department at Euronet Worldwide
Telephone: 913-327-4200
Email: investor@euronetworldwide.com